SCHEDULE 14A INFORMATION

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DELPHI AUTOMOTIVE SYSTEMS CORPORATION (Name of Registrant as Specified in Its Charter)

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DELPHI DATELINE Tuesday, March 20, 2001
Vote Your Proxy!

Delphi's second annual report and proxy statement will soon be delivered to your mailbox. This occasion marks the second time you can exercise your right to vote as a Delphi stockholder.

What is a Proxy Statement?
A proxy statement is information that the Securities and Exchange Commission (SEC) requires companies to provide to stockholders before they vote by proxy on company matters. This year's proxy statement contains two proposals from the Board of Directors and four proposals from stockholders. Dateline will feature additional information on all of the proposals during the next weeks.

Why Should I Vote?
You are an owner of this company and your voice should be heard. As an owner, it is your right to vote on proposals that affect corporate direction. Not only do you help influence the direction of the company by your proxy vote, but also by your work and actions every day. As a force behind Delphi's success, you have the ability to make a difference by voting your proxy and helping to align the company's success with your personal and professional success as an employee stockholder.

How Do I Vote?
Voting is simple. The proposals and Board's recommendations are explained in detail in the proxy statement. Stockholders can cast their votes by Internet, calling the toll-free telephone number or by mail. In line with our structural cost reductions, employee stockholders who cast their vote by Internet reduce the costs associated with the telephone and mail voting.

Why Do I Receive Several Proxy Statements?
Every stockholder will receive a proxy statement for every account in which they hold Delphi stock. In order for all of your shares in your various accounts to be voted in accordance with your wishes, you must vote each proxy statement you receive. If you hold your shares of Delphi stock in a brokerage or registered account and also through Delphi's Savings-Stock Purchase Program (S-SPP), you will receive more than one proxy statement.

What happens if I do not vote?
If you do not vote shares of Delphi stock held in your S-SPP account, the trustee for the S-SPP will vote your shares in the same ratio that other S-SPP participants instructed the trustee to vote their shares. This is a change from last year. If you want your shares to be voted in the way you prefer, you must vote your proxy.

DELPHI DATELINE - Tuesday, April 3, 2001
Vote Your Proxy - Understanding the Proposals

Recently you received Delphi's second annual report and proxy statement. The proxy statement provides you an opportunity to exercise your right to vote as a Delphi stockholder. Please vote your shares.

There are two types of proposals in the proxy statement -- those made by the Board of Directors and those proposed by stockholders. The stockholder proposals are submitted to Delphi and are included in the proxy statement in the exact language as received. Included with each proposal is the Board of Directors recommendation for a vote either "For" or "Against" the proposal and the business rationale for the recommendation. As an employee stockholder, it is important that you read the proxy statement thoroughly to understand the recommendations.

A summary of two of the four stockholder proposals and the Board recommendations are provided below. Please refer to your Proxy Statement for the full text of the proposals and Board recommendations.

Proposal 3
A Delphi stockholder has given notice that he intends to present for action at the annual meeting the following resolution: "RESOLVED: Adopt resolution that won 60% of shareholder vote in 2000: Shareholder right to vote on poison pills." The stockholder recommends the company shall not adopt or maintain any poison pill designed to block the acquisition of stock in excess of a specified amount unless such plan or agreement has been previously approved by a majority stockholder vote as a separate proposal.

Delphi's Response: The Board recommends a vote "Against" Proposal 3.

The Board disagrees with the proponent's view of Delphi's corporate governance and with his understanding of the value to stockholders of a rights plan, or so-called "poison pill." The Board believes that Delphi stockholders, particularly small stockholders, would be disadvantaged in the event of a hostile takeover attempt if there were no rights plan. The rights plan permits your Board to force a negotiation with a corporate raider, to evaluate offers, investigate alternatives, and take the necessary steps to exact a premium share price.

In the hands of a captive Board, that is, one composed primarily of management and their families, a rights plan can be used to entrench management. However, Delphi's Board is not a captive Board. Only three of the thirteen directors are from Delphi management. None are related. And, all of Delphi's independent directors have illustrious careers with some of the very best companies in the U.S. and abroad.

Recognizing the stockholder interest in this issue after last year's annual meeting, the Board of Directors adopted a Three-Year Independent Director Evaluation ("TIDE") of Delphi's Stockholder Rights Plan. Under the TIDE, a committee of independent directors is authorized and directed to review the Stockholder Rights Plan to determine whether it continues to be in the best interest of Delphi and its stockholders at least every three years.

As a new company, Delphi is a special case, distinguishable from mature, established and sometimes under-performing companies with rights plans. In order for Delphi to deliver stockholder value, Delphi must have the opportunity to execute its strategic business plan without the distraction of unfair, imprudent or abusive takeover attempts, particularly in an industry that is currently undervalued. In addition, the market needs some time to understand that Delphi is not just an auto parts company but a technology company, and to value it accordingly. We believe that, at least for now, a rights plan with a TIDE is in the best interest of Delphi and its stockholders.

Proposal 5
A stockholder has given notice that he intends to present for action at the annual meeting the following resolution: "That the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc. after the termination of any existing programs for top management."

Delphi's Response: The Board recommends a vote "Against" Proposal 5.

The Compensation and Executive Development Committee ("Compensation Committee") of the Board of Directors oversees compensation policies for Delphi's senior executive officers. The Compensation Committee is composed entirely of independent directors. Delphi's executive compensation program aims to align the interests of our executives with your interests as stockholders by rewarding executives when they have achieved the specific measurable goals the Board has set to create value for the stockholders in both the short- and long-term.

The Board believes that a balanced approach to executive compensation involving a combination of base salary, annual incentives and long term incentives including stock options best serves the interests of stockholders because the compensation of our executives and, in particular, our senior management is closely tied to Delphi's performance. In addition, we believe that a total compensation approach, which is composed solely of base pay, would leave executive compensation unrelated to Delphi's performance rather than being tied to increases in stockholder value.

For the full text of the proposals and the Board's recommendations, please refer to your proxy statement. Watch Delphi Dateline for information on the other proposals next week.

DELPHI DATELINE - Tuesday, April 10, 2001
Vote Your Proxy - Understanding the Stockholder Proposals

In Delphi's second annual proxy statement are four proposals, which have been submitted by stockholders and are included in the proxy statement in the exact language received. Included with each proposal is the Board of Directors recommended vote regarding the proposal and the Board's business rationale for the recommendation. As an employee stockholder, it is important that you read the proxy statement thoroughly to understand the recommendations.

The following is a summary of the two remaining stockholder proposals that may be presented at the meeting and a summary of the Board recommendation for each proposal.

Proposal 4
A group of shareholders has given notice that it intends to present for action at the annual meeting the following resolution: "RESOLVED, the shareholders request that the Board of Directors review and amend, if necessary, its code for its international operations and report a summary of this review to stockholders by October 2001." The stockholders believe a company poised to compete in the 21st Century needs comprehensive global standards to guide its decisions and should consider utilization of independent monitors that know the local culture.

Delphi's Response: The Board recommends a vote "Against" Proposal 4.

Delphi is fully committed to the goal of operating all of our facilities, foreign and domestic, legally, ethically and responsibly. There are global corporate policies and practices in place designed to ensure that Delphi is a good and responsible corporate citizen around the world and that it complies with the laws of the various countries in which the company operates. Delphi shares the same goals as the proponents of this proposal, and has shared its policies and practices with the proponents of this proposal in what we believe was a constructive exchange.

The Board believes that as a result of Delphi's existing high standards, Delphi's presence in foreign countries enhances the lives of the people who work at our facilities and improves the communities where we operate, in addition to generating revenues for Delphi and value for our stockholders. Further, the Board maintains that independent monitoring would not enhance the close monitoring by governmental and union groups.

Proposal 6
A stockholder has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal: "RESOLVED: Annual election of each director." To increase shareholder value Delphi Automotive Systems shareholders request the Board of Directors take all necessary steps to enact annual election of each director as a bylaw. Also, require that any future action on this topic be put to shareholder vote - as a separate proposal and that this proposal apply to a successor company or companies."

Delphi's Response: The Board recommends a vote "Against" Proposal 6.

Delphi currently has three classes of directors, with members of each class serving a three-year term. The Board believes that this staggered system of electing directors provides that a majority of directors at any given time possess the experience and understanding which comes from their service on the Board. In addition, a classified Board enables the directors to be in a better position to negotiate or to consider alternate proposals in the case of an unsolicited proposal to take over the company.

Directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on an annual basis. The Board believes that the classified Board protects the interests of all stockholders and that the continuity and depth of knowledge that results from three-year terms provides the proper environment to foster long-term value for all stockholders.

Please refer to your proxy statement for complete text of the proposals and Board recommendations.

DELPHI DATELINE - April 17
Vote Your Proxy - Understanding the Board Proposals

In Delphi's second annual proxy statement are two proposals submitted by the Delphi Board of Directors. The following is a summary of the proposals and the Board recommendation.

Proposal 1
The first proposal submitted by the Delphi Board will be to elect five directors to serve as Class II directors for a three-year term beginning at the meeting and expiring at the 2004 annual stockholders meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of thirteen directors divided into three classes (Class I, Class II, and Class III) serving staggered three-year terms.

The Class II directors are up for election at the meeting. The nominees for election are Oscar de Paula Bernardes Neto, Dr. Bernd Gottschalk, John D. Opie, Roger S. Penske and Patricia C. Sueltz, all current Class II directors. The Class I and Class III directors will continue in office following the meeting. Their terms will expire in 2002 (Class III) and 2003 (Class I). Additional information on the director nominees and our other directors is available in "The Board of Directors" section of your proxy statement.

The Board of Directors recommends a vote "For" the five nominees.

Proposal 2
The second proposal submitted by the Delphi Board is in regard to the selection of independent public accountants. The Audit Committee of the Board of Directors selects an independent public accounting firm to audit Delphi's books of account and other corporate records. The Audit Committee's selection of Deloitte & Touche LLP to audit Delphi's book of accounts and other corporate records for 2001, which has been approved by the Board of Directors, is being submitted to you and all stockholders for ratification. Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Delphi management will present the following resolution at the meeting: "RESOLVED: That the selection of Deloitte and Touche LLP as independent public accountants to audit the books of account and other corporate records of the Company for 2001 is ratified."

The Board of Directors recommends a vote "For" Proposal 2.

Complete text of all six proposals and Board recommendations is available in your proxy statement.

DELPHI DATELINE - April 24, 2001
It's Time to Vote Your Proxy!

If you haven't voted your proxy, time is running out. All stockholder votes must be cast by midnight Tuesday, May 1, 2001.

Voting is simple. Your proxy card provides instructions to cast your vote by Internet, the toll-free telephone number or by mail. In line with our structural cost reductions, employee stockholders casting their vote by Internet reduce the costs associated with voting by telephone or mail.

The Internet and telephone voting procedure have been established for your convenience. These procedures are designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you would like to vote by Internet or telephone, please refer to the specific instructions contained in your proxy card. If you wish to vote using the proxy card, please return your signed proxy before the annual meeting.

Remember to vote each proxy statement you receive. Whether you hold your shares in a brokerage or registered account, or through Delphi's Savings-Stock Purchase Program (S-SPP), it is important that you read the proxy statement thorougly and vote all your shares. As a stockholder, you are entitled to vote for each account in which you hold Delphi stock.

DELPHI DATELINE - April 30, 2001
Deadline to Vote Your Proxy

Stockholders have until tomorrow at midnight to cast their vote regarding the proposals in the proxy statement. The proxy card enclosed with your proxy statements provides instructions for voting by Internet, the toll-free telephone number or by mail.

You can find the voting results in our Form 10-Q for the second quarter of 2001 and in the investor information at www.delphiauto.com.